Strategic Turnaround Equity Partners, LP (Cayman)
c/o Galloway Capital Management, LLC
720 Fifth Avenue, 10th Floor
New York, NY 10019

May 22, 2007

Federal Express

Stonepath Group, Inc.
c/o Incorporated Services, Ltd.
3500 South Dupont Highway
Dover, DE 19901

Federal Express

Stonepath Group, Inc.
World Trade Center West
2200 Alaskan Way, Suite 200
Seattle, WA 98121
Attn: CEO, Corp. Secretary

Re:	Stonepath Group, Inc.

Dear Sirs:

I enclose two items: (i) a Written Consent executed by Strategic Turnaround Equity Partners, LP (Cayman) and (ii) a demand by the same entity for a list of shareholders.

Sincerely, Gary Herman

Enclosure

STRATEGIC TURNAROUND EQUITY PARTNERS, LP (Cayman)
C/o Galloway Capital Management, LLC
720 Fifth Avenue, 10th Floor
New York, New York 10019

May 22, 2007

Via Fax and Federal Express

Stonepath Group, Inc.
World Trade Center
2200 Alaskan Way, Suite 200
Seattle, WA 98121
Attn: Corporate Secretary

Dear Sir or Madam:

Our fund, Strategic Turnaround Equity Partners, LP (CAYMAN) (the “Shareholder”) is the beneficial holder of at least 3,955,590 (the "Shares") of common stock, $0.001 par value (the "Common Stock"), of Stonepath Group, Inc. (“Stonepath” or the “Company”), a Delaware corporation as of the close of business on May 22, 2007.

The Shareholder hereby demands the right, pursuant to Section 220 of the Delaware General Corporation Law, during the usual hours for business, to inspect the following records and documents of the Company and to make copies or extracts therefrom:

(a)
A complete record or list of the holders of the Common Stock, certified by its transfer agent(s) and/or registrar(s), showing the name, address and number of shares registered in the name of each such holder, as of May 22, 2007 (the "Date");

(b)
A magnetic computer tape list of the holders of the Common Stock as of the Date, showing the name, address and number of shares registered in the name of each such holder; such computer processing data as is necessary for Shareholders to make use of such magnetic computer tape; and a hard copy printout of such magnetic computer tape for verification purposes;

(c)	A stop list or stop lists relating to shares of Common Stock of the Company and any additions or deletions thereto;

(d)
Daily transfer sheets and updated lists of the holders of the Common Stock showing changes in the list of the Company's shareholders referred to above from the Date until the record date (the "Record Date") determined for the Company's 2007 Annual Meeting of Shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the "Annual Meeting");

(e)
All information in the Company's or its transfer agent's possession, or which can reasonably be obtained from nominees of any central certificate depository systems or their nominees, brokers, dealers, banks, respondent banks, clearing agencies, voting trusts and their nominees or other nominees, concerning the number and identity of the actual beneficial owners of the Common Stock as of Date and the Record Date, including an alphabetical breakdown of any holdings in the respective names of Cede & Co and DLJ and other similar depositories or nominees as well as any material request list provided by Automatic Data Processing-Investor Communications Services and any omnibus proxies issued by such entities;

(f)
All information in or which comes into the Company's possession or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees relating to the names of the non-objecting beneficial owners of the Common Stock in the format of a printout in descending order balance (such information with respect to brokers and dealers is readily available to the Company under Rule 14b-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from ADP Proxy Services);

(g)	All "respondent bank" lists and omnibus proxies for such lists, pursuant to Rule 14b-2 of the Exchange Act;

(h)
A list of shareholders of the Company who are participants in any Company employee stock ownership, stock purchase, stock option, retirement, restricted stock, incentive, profit sharing, dividend reinvestment or any similar plan in which voting of Common Stock under the plan is controlled, directly or indirectly, individually or collectively, by such plan's participants, showing (i) the name and address of each such participant, (ii) the number of shares of Common Stock attributable to each such participant in any such plan, and (iii) the method by which the Shareholders or their agents may communicate with each such participant;

(i)
A correct and complete copy of the bylaws of the Company and any and all changes of any sort to the bylaws of the Company hereafter made through the date of the Annual Meeting, including, without limitation, any amendment to existing bylaws, any adoptions of new bylaws or deletions from existing bylaws; and

(j)
The undersigned demands that modifications, additions or deletions to any and all information referred to in paragraphs (a) through (i) above from the date of any information, to and including the Record Date, be immediately furnished to the designated parties as such modifications, additions or deletions become available to the Company or its agents or representatives.

Shareholders will bear the reasonable costs incurred by the Company including those of its transfer agent(s) or registrar(s) in connection with the production of the information demanded.

The purpose of this demand is to enable the Shareholder to communicate with the Company's other shareholders in connection with the election of directors.

Shareholder hereby designate and authorize the undersigned and any other persons designated by them, acting singly or in any combination, to conduct the inspection and copying herein requested. It is requested that the information identified above be made available to the designated parties on the sixth business day after receipt of this demand.

Please immediately advise me at 212-247-0581 or Thomas J. Fleming of Olshan Grundman Frome Rosenzweig & Wolosky LLP at (212) 753-7200, as to when and where the items demanded above will be available.

STRATEGIC TURNAROUND EQUITY PARTNERS, LP (Cayman) By:________________________________ Gary Herman, Managing Member Galloway Capital Management LLC

STATE OF NEW YORK	)
) SS:
COUNTY OF NEW YORK	)

GARY HERMAN, being sworn, states: I executed the foregoing letter, and the information and facts stated therein regarding the share ownership of Strategic Equity turnaround Partners, L.P. and the purpose of this demand for inspection are true and correct.

________________________________
Gary Herman

Subscribed and sworn to before me
this 22nd day of May, 2007.

___________________________
Notary Public

My commission expires:_____________________